PROSPECTUS SUPPLEMENT NO. 3	Filed Pursuant to Rule 424(b)(3)
(to prospectus dated March 17, 2022)	Registration No. 333-263316 Registration No. 333-260693

130,044,756 Shares of Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated March 17, 2022 (as supplemented from time to time, the “Prospectus”), with the information contained in the attached Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on August 26, 2022 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this prospectus supplement. The Prospectus relates to the resale from time to time by the selling stockholders described in the Prospectus or their permitted transferees (the “Selling Stockholders”) of up to 130,044,756 shares of Common Stock beneficially owned by certain former stockholders of Legacy ESS (as defined in the Prospectus).
This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.
Our Common Stock is listed on The New York Stock Exchange (“NYSE”) under the symbol “GWH”. On August 25, 2022, the last quoted sale price for our Common Stock as reported on NYSE was $4.47 per share.
We are an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.
Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 12 of the Prospectus, as well as any updates to such risk factors included in any supplements and amendments thereto.
You should rely only on the information contained in the Prospectus, this prospectus supplement or any prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is August 26, 2022

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): August 26, 2022 (August 24, 2022)

ESS TECH, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-39525	98-1550150
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

26440 SW Parkway Ave., Bldg. 83 Wilsonville, Oregon	97070
(Address of principal executive offices)	(Zip code)
(855) 423-9920
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	GWH	The New York Stock Exchange
Warrants, each whole warrant exercisable for one share of common stock at an exercise price of $11.50	GWH.W	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 24, 2022, Jeff Bodner, Chief Accounting Officer of ESS Tech, Inc. (the “Company”) tendered his resignation from the Company, to be effective as of September 12, 2022. The Company is appreciative of the service of Mr. Bodner, and his departure was not the result of any disagreement he had with the Company on any matter relating to the Company’s operations, policies and practices, including any matters concerning the Company’s controls or any financial or accounting-related matters or disclosures.
In connection with Mr. Bodner’s resignation, Amir Moftakhar, the Company’s Chief Financial Officer, will assume the role and responsibilities of principal accounting officer on an interim basis as of the effective date of Mr. Bodner’s resignation. Mr. Moftakhar’s biographical information is set forth in the Company’s definite proxy statement filed with the Securities and Exchange Commission on April 22, 2022, and such information is incorporated herein by reference.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.
Dated: August 26, 2022

ESS TECH, INC.

By:	/s/ Amir Moftakhar
Name:	Amir Moftakhar
Title:	Chief Financial Officer